Exhibit 15






November 8, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 8, 2004 on our reviews of interim financial information of UniSource Energy Corporation (the Company) and Tucson Electric Power Company (TEP) as of and for the period ended September 30, 2004 and included in the Company's and TEP's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's Registration Statements on Form S-8 (Nos. 333-43765, 333-43767, 333-43769, 333-53309,
333-53333, 333-53337 and 333-99317), on Form S-3 (Nos. 333-31043, 333-93769 and
333-103392) and in TEP's Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-65143).

Very truly yours,


PricewaterhouseCoopers LLP